EXHIBIT INDEX

Exhibit No.	Exhibit	Sequentially Number Page

5	Opinion of James F. Stutts, Esq., Vice President and General Counsel of Dominion Resources, Inc. (filed herewith)

23	Consent of Deloitte & Touche LLP (filed herewith).

99	Dominion Resources, Inc. Incentive Compensation Plan as restated effective April 28, 2000 (filed herewith)